 Exhibit 99.1

 Youngevity International Announces First Quarter 2017 Results

Shareholder Conference Call at 4:15 PM EDT

Revenues increased 1.4% over the prior-year period to $38.7 million
Coffee segment delivers strong revenue growth and improvements in other key financial metrics

SAN DIEGO, CA--(May 12, 2017) - Youngevity International, Inc. (OTCQX: YGYI), a leading omni-direct lifestyle company, today reported financial results for the first quarter ended March 31, 2017

Steve Wallach, CEO of Youngevity International stated, ‘We have invested significantly in marketing efforts, compliance efforts, global infrastructure, and a comprehensive rebranding strategy that began in the fourth quarter of last year and carried over into the first quarter of this year. The compliance effort and enforcement measures created revenue drag on our direct selling segment into the first quarter. We believe these were necessary measures and as a result, the Company is better positioned for continued growth. The month of March showed a significant increase in revenues which we believe is sustainable as we move through 2017.”

Dave Briskie, President and CFO said, “The first quarter of 2017 illustrates our commitment to continue to implement our growth strategies and to simultaneously focus on managing that process. This affected our direct selling segment, which experienced significant and necessary additional expenses for the first quarter. Although this had a negative impact on our bottom line we are confident our omni direct platform is gaining acceptance throughout the enterprise. We were pleased with the performance of the coffee segment and we are bullish that growth will continue for this segment.”

First Quarter 2017 Financial Results

For the three months ended March 31, 2017, our revenue increased 1.4% to $38.7 million as compared to $38.2 million in the same period last year.  During the three months ended March 31, 2017, we derived approximately 86% of our revenue from our direct sales and approximately 14% of our revenue from our commercial coffee sales. Direct selling segment revenues decreased by $1.6 million or 4.5% to $33.2 million as compared to the three months ended March 31, 2016. This decrease was primarily attributed to a decrease in existing business as a result of general weakness in this segment during the first two months of the quarter. Commercial coffee segment revenues increased by $2.1 million or 61.3% to $5.5 million compared to the same period last year. Revenues increased in both our coffee roasting business and green coffee business.

Gross profit decreased approximately 6.4% to $21.9 million for the three months ended March 31, 2017, as compared to $23.4 million in the same period last year. Gross profit in the direct selling segment decreased by 7.0% to $21.9 million from $23.5 million in the prior period as a result of the lower revenues and an increase in sales with lower margin products. Gross profit in the commercial coffee segment improved to $11,000 in the current quarter, compared to a loss of $127,000 in the same period last year.

Operating expenses increased approximately 9.3% to $24.3 million for the three months ended March 31, 2017, as compared to $22.2 million in the same period last year.

A breakdown of operating expenses is as follows: Sales and marketing expense increased to $3.7 million in the current period from $1.8 million in the same period last year, primarily due to increased activity in distributor events and an increase in marketing and consulting costs as the Company is revamping its marketing content, including video content and a re-branding and packaging effort. General and administrative expense increased 16.9% to $5.2 million in the current period from $4.4 million in the same period last year, primarily due to increases in costs related to the international expansion efforts, consulting fees, amortization costs, web platform costs and travel costs.

For the three months ended March 31, 2017, the Company reported a net loss of $2.1 million as compared to net income of $151,000 in the same period last year. The primary reason for the increase in net loss when compared to the prior period was due to the decrease in gross profit and increase in operating expenses discussed above.

EBITDA (earnings before interest, income taxes, depreciation and amortization) as adjusted to remove the effect of stock based compensation expense and the change in the fair value of the warrant derivative or "Adjusted EBITDA," decreased to negative $1.2 million for the three months ended March 31, 2017 compared to $2.2 million in the same period last year.

Conference Call Information

Management will host a conference call today at 4:15 PM Eastern Daylight Time (1:15 PM Pacific Daylight Time), to discuss the Company's first quarter financial results, for the quarter ended March 31, 2017. Investors can access the conference call by dialing: 213-929-4232 and entering the access code 286-165-581. It is advised that you dial-in at least five minutes prior to the call. The conference call will be recorded and available for replay shortly after the conclusion of the call. Recorded calls are available in the Investor Relations section of Youngevity International's website: http://ygyi.com/calls.php

Non-GAAP Financial Measure - Adjusted EBITDA

This news release includes information on Adjusted EBITDA, which is a non-GAAP financial measure as defined by SEC Regulation G.

Management believes that Adjusted EBITDA, when viewed with our results under GAAP and the accompanying reconciliations, provides useful information about our period-over-period growth. Adjusted EBITDA is presented because management believes it provides additional information with respect to the performance of our fundamental business activities and is also frequently used by securities analysts, investors and other interested parties in the evaluation of comparable companies. We also rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our Company and our management team.

Adjusted EBITDA is a non-GAAP financial measure. We calculate adjusted EBITDA by taking net income, and adding back the expenses related to interest, income taxes, depreciation, amortization, stock based compensation expense and change in the fair value of the warrant derivative, as each of those elements are calculated in accordance with GAAP. Adjusted EBITDA should not be construed as a substitute for net income (loss) (as determined in accordance with GAAP) for the purpose of analyzing our operating performance or financial position, as Adjusted EBITDA is not defined by GAAP. A reconciliation of Adjusted EBITDA to net loss is provided in the tables at the end of this press release.

About Youngevity International

Youngevity International, Inc. (OTCQX: YGYI) (www.YGYI.com) is a fast-growing, innovative, multi-dimensional company that offers a wide range of consumer products and services, primarily through person-to-person selling relationships that comprise a "network of networks." The Company also is a vertically-integrated producer of the finest coffees for the commercial, retail and direct sales channels. The Company was formed after the merger of Youngevity Essential Life Sciences (www.youngevity.com) and Javalution Coffee Company in the summer of 2011. The Company was formerly known as AL International, Inc. and changed its name to Youngevity International Inc. in July 2013. For more information, visit www.YGYI.com or find us on Facebook https://www.facebook.com/Youngevity or follow us on Twitter @youngevity https://twitter.com/youngevity.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions, and include statements regarding our belief that these were necessary measures and as a result, the Company is better positioned for continued growth, that the significant increase in revenues during March 2017 is sustainable as we move through 2017 and the continued growth of the coffee segment. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, our ability to expand our distribution, our ability to add additional products (whether developed internally or through acquisitions), our ability to continue our financial performance, and the other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2016 and our subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Table follows

Youngevity International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands)
(Unaudited)
	Three Months Ended March 31,
	2017	2016

Revenues	$38,733	$38,202
Cost of revenues	16,867	14,839
Gross profit	21,866	23,363
Operating expenses
Distributor compensation	15,419	15,974
Sales and marketing	3,675	1,801
General and administrative	5,172	4,425
Total operating expenses	24,266	22,200
Operating (loss) income	(2,400)	1,163
Change in the fair value of warrant derivative liability	610	650
Interest expense, net	(1,197)	(1,104)
Total other expense	(587)	(454)
Net (loss) income before income taxes	(2,987)	709
Income tax (benefit) provision	(928)	558
Net (loss) income	$(2,059)	$151

Reconciliation of Non-GAAP Measure
Adjusted EBITDA to Net (Loss) Income
(In thousands)
	Three Months Ended March 31,
	2017	2016
Net (loss) income	$(2,059)	$151
Add:
Interest, net	1,197	1,104
Income taxes (benefit) provision	(928)	558
Depreciation	391	399
Amortization	645	604
EBITDA	(754)	2,816
Add:
Stock based compensation	127	70
Change in the fair value of warrant derivative	(610)	(650)
Adjusted EBITDA	$(1,237)	$2,236

CONTACT INFORMATION

Contacts:
Youngevity International
Dave Briskie
President and Chief Financial Officer
1 800 982 3189 X6500

Investors:
Chuck Harbey
PCG Advisory Group
charbey@pcgadvisory.com
646.863.7997

Media Contact:
Bobbie Wasserman for Youngevity
bobbie@wave2alliances.com
P: 866.570.4441